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                                                                   EXHIBIT 10.13


                               LICENSE AGREEMENT --
                           VANETIK & ASSOCIATES, INC.

PREAMBLE

           The parties to this Agreement are A-55, L.P., a Nevada limited partnership ("A-55"), and VANETIK & ASSOCIATES ("Grantee").

           This Agreement shall become effective on the date it is executed by the last party to execute same, as set forth on the signature page hereof.

           This Agreement is made with reference to the following facts:

           A. A-55 owns the rights to transfer to others the rights to certain worldwide patent applications, issued patents and trademarks, and valuable technology, know-how, trade secrets and prototypes which relate to and/or use an aqueous fuel comprising a mixture of water and carbonaceous material for combustion, in internal combustion engines, and open flame applications, and the use thereof, including technologies as set forth in the patent applications and issued patents as more fully defined below ("A-55 Technology").

           B. Grantee desires to be licensed to use such rights and information from A-55 within a geographical territory.

           Now, therefore, in consideration of the mutual promises and covenants, and upon the conditions herein contained, the parties agree as follows:

           1.        DEFINITIONS:

           As used herein, the following terms shall have the following meanings:

           1.1 "A-55 Patent" means any product claim of (a) A-55 U.S. Patent No. 5,156,114, issued December 10, 1992; (b) pending patent applications related to the A-55 Technology; and (c) patents and patents pending relating to the A-55 Technology within the Territory.

           1.2 "A-55 Clean Fuels" means fuel covered by any product claim of the A-55 Patent.

           1.3 "A-55 Processes" means any process or procedure to produce the A-55 Clean Fuels or any other product claim of the A-55 Patent.



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           1.4 "A-55 Know-how" means proprietary information of a confidential nature owned by A-55 relating to the techniques available for commercial exploitation of A-55 Patent and any A-55 Processes, including the subject matter of any A-55 Patent, if no patent should issue thereon.

           1.5 "A-55 Product" means any product sold or service rendered by Grantee associated with the grant of this License or the A-55 Technology. It is intended by the parties that this term shall have the broadest meaning and not in any way be limited to products which are capable of patent or contractual protection. By way of example but not limitation, the term would include any product bearing, utilizing or referring to the A-55 Trademark, clothing, pens, souvenirs, and the like.

           1.6 "A-55 Technology" means all know-how, trade secrets, confidential information, and expertise including, but not limited to, designs, plans, specifications and all other information and documentation, whether patentable or not, relating to A-55 Patent. Unless the context requires otherwise, the term "A-55 Technology" shall include all rights and claims under the A-55 Patent, the A-55 Clean Fuels, the A-55 Processes, the A-55 Know-how, and A-55 Products but shall not under any circumstances be deemed to include or refer to the A-55 Additive or its manufacture.

           1.7 "A-55 Trademark" means (a) United States registered trademark number 1,848,044; (b) United States Registered Service Mark No. 74/510,26 ("Powered With Water"); and (c) any identical or substantially similar trademarks or service marks which may be obtained by A-55.

           1.8 "A-55 Additive" means the proprietary combination of certain chemicals or compounds, including but not limited to certain combinations of surfactants, anti-corrosive agents, lubricity agents, anti-freezing agents, anti-foaming agents, biocides, cetaine enhancers, and other similar or related compounds added to the base cabonaceous material, water, and alcohol to form A-55 Clean Fuels.

           1.9 "Net Sales" means the gross Selling Price of A-55 Clean Fuels and/or all other A-55 Products for which an invoice or like sales record has been prepared by Grantee, or any sublicensee of or party or entity related to or affiliated with Grantee, less any trade, or quantity (but not cash) discounts actually allowed, transportation charges, sales or use taxes, if any, included in the invoice price, and the price of any Fuel or other A-55 Product returned.



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           1.10 "Grantee" means VANETIK & ASSOCIATES which shall be the exclusive licensee of A-55 within the Territory during the currency of this agreement.

           1.11      "Territory" means the the Russian Federation.

           1.12 "Effective Date" shall mean the date this agreement is executed by them last party to execute the same.

           2.        GRANT OF PATENT AND KNOW-HOW RIGHTS TO GRANTEE

           2.1       Grant. A-55 hereby grants to Grantee:

                     2.1.1 The right under the A-55 Patent to manufacture, sell, distribute and use A-55 Clean Fuels and, A-55 Products in the Territory and the right to practice any A-55 Process necessary for such manufacture or sale in the Territory.

                     2.1.2      The right to use A-55 Know-how in the
                     Territory.

                     2.1.3 The right to practice any and all A-55 Technology in the Territory, and the right to allow its purchasers to practice any and all A-55 Technology and patent rights in the Territory.

           2.2 Patent Marking. Grantee shall, where possible, mark any A-55 Product produced under any patent licensed hereunder with the number of the applicable patent.

           2.3 Excluded Applications. All aviation applications, including supplying fuel for such applications, are excluded from this License and specifically reserved to A-55.

           2.4       Licenses to OEMs.

                     2.4.1 A-55 reserves the sole and exclusive right to negotiate license agreements with original equipment manufacturers (OEMs). Grantee acknowledges that such licenses may be worldwide and may include the right to utilize and practice the A-55 Technology in the Territory. The grant of any such license to an OEM shall not infringe on the grant of this License; provided, however, that royalties for the use and practice of the A-55 Technology within the Territory under such a license shall inure to Grantee.

                     2.4.2      Any license granted to an OEM as
                     contemplated in subparagraph 2.4.1 must not permit



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                     it to manufacture A-55 Clean Fuels in the
                     Territory, whether for distribution or sale or for its own consumption.

                     2.4.3 A-55 shall, upon the grant of any license to an OEM, give notice thereof to Grantee.

           2.5       Nature of Grant.

                     2.5.1 Grantee acknowledges that, incident to the dissolution of Advanced Fuels, L.L.C., Caterpillar Inc. retained certain licensed rights to the A-55 Technology for use in products of the kind it produces or will produce in the Territory. Pursuant to retained the license rights, Caterpillar Inc. may sell, but not license until October 24, 2001, a diesel emulsion based aqueous fuel emulsion and may make but not license, a naphtha fuel emulsion for Caterpillar engines only.

                     2.5.2 Except as otherwise provided in paragraphs 2.3, 2.4, and 2.5.1, A-55 shall grant no other license to the A-55 Technology in the Territory while this Agreement is in force and not in default.

           2.6 Sublicenses. Subject to the express approval of A-55, first had and obtained on each occasion, Grantee shall have the right to grant sublicenses under this Agreement. Unless waived by A-55, each such sublicense that relates to the manufacture of A-55 Clean Fuels by the sublicensee shall, in addition to other pertinent provisions, contain provisions for the payment of royalties of an amount not less than that specified in paragraph 3.1 below to Grantee, who shall hold the same in trust for payment to A-55 or make some other stipulation which is acceptable to A-55 to compensate fully A-55 for such royalties as if the sale had been made directly by Grantee and for the preservation of A-55's equity interest in Grantee specified in paragraph 3.3 below.

           2.7       Purchase and Sale of A-55 Additive.

                     2.7.1 The Grantee shall purchase and pay for 210,000 gallons of A-55 Additive during the period January 1, 1999 and June 30, 1999; 601,000 gallons of A-55 Additive during the period July 1, 1999 and December 31, 1999 and a minimum monthly quantity of A-55 Additive of 150,000 gallons thereafter. A-55 shall sell and use its best efforts to deliver in a timely manner to the Grantee or the Grantee's order such purchased quantities of the A-55 Additive.



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                     2.7.2 The initial price of the A-55 Additive (which shall
                     exclude for these purposes any cetane enhancer or methanol) to Grantee will be US$18.00 per gallon for boiler applications and $22.00 per gallon for internal combustion engine applications, F.O.B. factory gate. That price is fixed for 12 months from the date of this agreement. The price of the A-55 Additive may be reviewed and adjusted by A-55 from time to time after the initial period of 12 months. Any increase in price must be fixed by A-55 in good faith by reference only to increases in raw material costs of the A-55 Additive. Any increase in price will operate on orders placed after notification.

                     2.7.3 Payment for all A-55 Additive ordered by the Grantee shall be made in the currency of the United States. Until otherwise advised in writing by A-55 (at its sole and unfettered discretion), payment shall be effected by A-55 making a request for funds transfer to a top ten US bank selected by Grantee that has issued a confirmed irrevocable revolving letter of credit guaranteeing payment of Grantee's obligation to A-55. The letter of credit shall contain such terms as are acceptable to A-55 including an obligation upon the bank to make full payment to A-55 upon sighting a copy of a bill of lading (FOB factory gate) signed by Grantee's freight forwarding agent. Payment shall not be deemed to have been made until all funds have been cleared in A-55's account

                     2.7.4 The A-55 Additive must be of a merchantable quality and fit for their intended purpose.

                     2.7.5 Property and risk in the A-55 Additive pass to Grantee at factory gate.

           3.        PAYMENTS FOR RIGHTS GRANTED UNDER PARAGRAPH 2.

           3.1 Continuing Annual Royalty. For the rights granted under paragraph 2 above, Grantee shall pay to A-55 a royalty of two percent (2%) of the Net Sales from all A-55 Clean Fuels and A-55 Products in the Territory. The royalty shall reduce to one percent (1%) 18 months after all moneys due to A-55 under paragraph 3.2 below have been paid in full

           3.2 Technical Transfer Fee. In consideration of the rights granted herein, Grantee shall pay to A-55 a Technical Transfer Fees of TWENTY MILLION DOLLARS (US$20,000,000) as follows:



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                     (a)        December 31, 1998: US One million dollars
                                 (US$ 1,000,000)
                     (b)        June 30, 1999: US Five million dollars
                                (US$5,000,000)
                     (c) December 31, 1999: US Seven million dollars (US$7,000,000)
                     (d)        June 30, 2000: US Seven million dollars
                                (US$7,000,000)

           3.3 Equity Interest in Grantee. In consideration of the grant of this License and incident to the formation of Grantee, Grantee shall deliver to A-55 a share certificate evidencing the allotment to it of thirty percent (30%) of the issued shares in Grantee deemed fully paid. A-55's equity interest shall be of the same quality and rights, including rights to dividends and distributions, as all other owners of Grantee. The constituent documents of Grantee shall provide that A-55 shall have no obligation to make any contribution to the capital of Grantee for the issuance of such interest other than the grant of this License, and shall further provide that such interests shall not be subject to dilution without the prior written approval of A-55 first had and obtained, which approval may be withheld by A-55 at its sole discretion.


4.         DISCLOSURE AND CONFIDENTIALITY OF KNOW-HOW

           4.1 Disclosure. Within thirty (30) days after the effective date of this Agreement, A-55 shall use its best efforts to disclose to Grantee all of the technology it possesses relating to the manufacture, use or sale of A-55 Technology, which is required by Grantee to exercise and exploit its rights hereunder. Such disclosure shall include design, engineering and manufacturing information and specifications, including without limitation: identification of commercially-available equipment (and the name of the manufacturers thereof), engineering drawings of special equipment designed by or for A-55, and process operations and quality control tests. It is understood by Grantee that the foregoing obligation of disclosure shall not include any obligation to disclose composition of the A-55 Additive, which will be made and distributed solely and exclusively by A-55 but which will be sold, within the Territory, to Grantee for its use in the manufacture of the A-55 Clean Fuels.

           4.2 Confidentiality. Grantee agrees to use reasonable efforts to maintain as confidential A-55 Know-how disclosed to it pursuant to paragraph 4.1, provided that:



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           4.2.1      All information, in whatever form transmitted to Grantee
           from A-55, shall be presumed to be confidential know-how unless expressly identified to the contrary.

           4.2.2 Grantee shall not be required to treat as confidential any A-55 Know-how which is:

                      (a) publicly disclosed by A-55, or disclosed to another party by A-55 without a confidential restriction, including disclosure by A-55 in any patent, published patent application, any other writing or verbally disclosed by A-55; or

                      (b) publicly available prior to its disclosure by A-55, or which becomes publicly available after disclosure by A-55 through no fault of Grantee; or

                      (c) known to Grantee prior to its disclosure by A-55; or

                      (d) disclosed to Grantee by a third party who did not acquire the information, directly or indirectly, from A-55; or

                      (e) independently developed by an employee or consultant of Grantee subsequent to disclosure by A-55 but who did not have knowledge of the disclosure made by A-55; or

                      (f) required to be disclosed to any local, state or federal agency in connection with a proper and lawful request, law or regulation; provided, however, that prior to any such disclosure, Grantee shall give notice of such request to A-55, which shall have a reasonable opportunity to apply for such orders as it may deem appropriate to protect its interests.

           4.2.3 Grantee will maintain internal procedures to protect any A-55 Know-how that is to be treated as confidential within paragraph
           4.2 in the same manner in which it protects its own confidential technical information.

           4.2.4 A-55 represents and warrants that the information it identifies in accordance with



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           paragraph 4.2.1 is confidential information and that it treats it as such.

           5.        GRANT OF RIGHTS UNDER TRADEMARKS

           5.1 Grant. Subject to the due execution and registration of a user agreement in a form approved by A-55, A-55 hereby grants to Grantee, and its sublicensees and distributors, the right to use the A-55 Trademark, together with any other trademark that A-55 may acquire in connection with its sale of A-55 Clean Fuels to third parties, and to use the name "A-55" in a corporate name, division name, or other name of any entity it may establish for the manufacture or distribution of A-55 Clean Fuels. Should "A-55" not be trademarked in any jurisdiction of the Territory, Grantee shall have the obligation to do all things necessary to obtain such trademark and register any related designs or logos at its cost and to hold the same for the sole and exclusive benefit of A-55. As used herein, the term "A-55 Trademark" shall refer to any trademark or related design obtained by Grantee hereunder.

           5.2 Marking. Grantee shall mark any A-55 Product which it produces or sells pursuant to this License with the A-55 Trademark, which, when used, shall bear an (R) to denote its federal registration.

           5.3 Use of Trademark. Grantee acknowledges that any use by it of the A-55 Trademark shall inure to the exclusive benefit of A-55. Grantee shall use the A-55 Trademark only in a manner approved and directed from time to time by A-55. In connection with such use, Grantee shall comply with all trademark notice, registered user, and other requirements to maintain the validity of the A-55 Trademark registration in the Territory. Grantee shall not make any use of the A-55 Trademark that would misrepresent to the public that Grantee rather than A-55 is the owner of such mark or the registration thereof.

           5.4 Quality Standards. A-55 shall establish product specifications or quality standards of any A-55 Product, including A-55 Clean Fuels, to be sold under the A-55 Trademarks, and Grantee agrees that its products using the Trademark shall comply therewith to ensure that the A-55 Trademark is being properly protected. In order to ensure high and consistent quality of the A-55 Clean Fuels, Grantee shall manufacture and blend all A-55 Clean Fuels which it distributes pursuant to this License with standard blending equipment sold to it by A-55 unless the use of other equipment is approved in advance by A-55. A-55 may from time to time require Grantee to ship actual



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           production samples of A-55 Clean Fuel to A-55 for inspection and testing to ascertain compliance with such product specifications or quality standards.

           5.5 Price. There shall be no additional royalty for the license under the A-55 Trademarks.

6.         TIME AND MANNER OF PAYMENTS.

           6.1        Time for Payments. Payments required under subparagraph
           3.1 shall be made within fifteen (15) days following the last day of each calendar Quarter in which there are Net Sales of A-55 Clean Fuels or A-55 Products by Grantee during the preceding Quarter.

           6.2 Manner of Payments. Payments shall be made in immediately available funds (United States dollars) by certified or registered mail or wire transfer to A-55's address as specified herein and accompanied by a written report signed by an authorized representative of Grantee setting forth the dollar amount of the Net Sales of A-55 Clean Fuels or A-55 Products as to which a royalty is payable for each half year.

           6.3 Overdue Payments. Payments shall, when overdue, bear interest at an annual rate of one percent (1%) above the prime rate of Citibank in effect in New York City on the last day payment was due. In no event shall the interest so charged exceed the legal limit that may be charged for interest.

           7.         RECORDS, INSPECTION, AUDITS AND REPORTS

           7.1 Records and Reports. Grantee shall keep true and accurate records and books of account showing the use and/or practice of the A-55 Technology by Grantee, the manufacture, marketing and sale of A-55 Clean Fuels and A-55 Products by Grantee, and all other information necessary for the accurate determination of the payments to be made to A-55 hereunder. In addition, Grantee shall provide A-55 with internally prepared monthly, quarterly, and annual financial statements, prepared in accordance with generally accepted accounting principles and practices for public companies in the United States of America, within thirty (30) days of the end of the calendar month, quarter, or year, respectively.

           7.2 Inspection. It is a condition of this license, and Grantee represents and guarantees, that it will permit A-55 or its designated auditors to inspect and audit, at reasonable times during Grantee's usual business hours, any and all parts of the



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                     records kept by Grantee pursuant to this paragraph 7 which are required to be rendered by Grantee herein, and to make excerpts from such records. In the event that Grantee and A-55 are unable to agree on a mutually acceptable firm of certified public accountants it is hereby agreed that such inspection and audit may be performed by the certified public accounting firm of Price Waterhouse, whose principal offices are now at New York City, New York.

           All fees of any such firm for such inspection and audit shall be paid by A-55 except in the event of a discrepancy described in paragraph
           7.3 below, in which case Grantee shall pay such fees.

           7.3 Discrepancy Expenses. In the event any audit performed by A-55 or its designee results in a finding that there is a discrepancy in excess of five percent (5%) between the amounts paid to A-55 and the amounts which should have been paid to A-55, the cost of such audit shall be borne entirely by Grantee.

           7.4 Retention of Records. Grantee's obligation to retain records and A-55's right to inspect and audit and make excerpts with respect to the records for each year in which royalty payments are due, in the absence of a charge of fraud or intentional misrepresentations, shall terminate three (3) years after the end of each such year to which such records pertain.

           7.5 Audit. The Grantee shall at its cost cause an audit of its financial affairs to be conducted each year during the term of this Agreement to coincide with the financial year of A-55. Such audit will be conducted by an auditor selected by A-55 and the Grantee shall deliver such audited financial statements prepared in accordance with generally accepted accounting principles and practices for public companies in the United States of America to A-55 within three (3) months of the end of the financial year to which they relate.

           7.6 Sublicensees. All obligations of the Grantee contained herein to retain records and provide reports shall apply equally to all sublicensees. All sublicense agreements submitted to A-55 for its approval shall specifically include such provisions.

           8.         REPRESENTATIONS AND WARRANTIES

           8.1 Grantee represents and warrants that:



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                      8.1.1      Organization, Standing, etc. Grantee is a duly
                      organized, validly existing, and in good standing under the laws of the territory in which it is established and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, and as proposed to be conducted, to enter into this Agreement, and to carry out the provisions hereof.

                      8.1.2 Qualification. Grantee is duly qualified to do business in the Territory.

                      8.1.3 Challenged Validity. If Grantee should challenge the validity or enforceability of the A-55 Patent licensed under this Agreement, in whole or in part, A-55 shall have the option, by notice in writing, to immediately terminate this License.

                      8.1.4 Business Plan. Grantee shall within six months of the date of this Agreement prepare and submit for approval to A-55 a business and financing plan for the use and exploitation of the A-55 Technology in the Territory. This plan shall identify the capital necessary to fund Grantee's operations and identify the confirmed source of such capital The approval of this plan by A-55 shall not be unreasonably withheld. Grantee shall expend its best efforts to implement or exceed the business plan and, during the term of this Agreement to exploit and commercialize the A-55 Technology within the Territory to the fullest extent commercially possible.

           8.2        A-55 represents and warrants that:

                      8.2.1 Organization, Standing, etc. A-55 is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement, and to carry out the provisions hereof.

                      8.2.2 Qualification. There is no jurisdiction wherein the character of the properties owned by A-55 or the nature of the activities conducted by A-55 makes necessary the licensing or qualification of A-55 as a foreign partnership therein, in which it is not so licensed.



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                      8.2.3      Disclosure. Neither this Agreement nor any
                                 document, certificate, or statement referred to herein or furnished to Grantee pursuant hereto contains any untrue statement known to A-55 of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

                      8.2.4 Ownership of Patent, etc. A-55 warrants and represents that Rudolf W. Gunnerman is the sole and exclusive owner of the entire right, title and interest in and to the A-55 Patent, and any reissues or extensions of such Patent, and will be the sole and exclusive owner of all patent improvements thereto which it makes, in each case free and clear of all liens, claims, charges, pledges, mortgages, security interests and other encumbrances, and that, pursuant to exclusive license from Mr. Gunnerman, it has the full and sole right, power and authority to enter into, consummate and perform the transactions and obligations contemplated by this Agreement.

                      8.2.5 No Conflicting Agreements. A-55 has not entered into any agreement or understanding, written or oral, regarding the A-55 Technology, any patent improvement thereof, or any know-how licensed hereunder, which is in conflict or inconsistent with any of the terms and conditions of this Agreement.

                      8.2.6 Validity. A-55 warrants and represents that it is not aware of any law or facts which would permit any person or entity to challenge the validity or enforceability of the patent rights granted herein.

                      8.2.7 Infringement. The A-55 Patent, all patent improvements, and know-how as now practiced by A-55 and all of its current licensees do not, to A-55's knowledge, violate, infringe or conflict with the rights of any person, firm or government.



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           9. EXCHANGE OF TECHNICAL INFORMATION MUTUAL TRANSFER OF
MODIFICATIONS, VARIATIONS, IMPROVEMENTS AND PATENT PROTECTION.

           9.1 Exchange of Technical Information. Each party hereto shall exchange with the other all technical information acquired during the term of this Agreement relating to the A-55 Technology and developments with respect to same and will communicate to the other all information and data obtained therefrom. Each party further agrees that designated representatives of the other may, at reasonable times, visit the laboratory, plants, and other installations of the other in which research and operations relating to the A-55 Technology are being conducted.

           9.2 Disclosure of Modifications. The parties shall promptly inform each other in writing of any modifications, variations, or improvements relating to the A-55 Technology, and the know-how licensed hereunder, which are developed by them or otherwise come to their attention. It is expressly agreed that modifications, variations or improvements disclosed to A-55 by any other licensee, grantee, joint venturer, or any other party having the right to practice any rights licensed hereunder, shall, subject to any contractual obligations imposed upon A-55, be disclosed to Grantee under the scope of this subparagraph.

           9.3 Rights to Modifications. Notwithstanding which party hereunder shall have discovered any modification, variation or improvement to the A-55 Technology, all such modifications, variations or improvements shall be owned solely by A-55; provided, however, that Grantee shall have the right to use all modifications, variations and improvements, whether patented or unpatented, made or acquired by A-55 during the term of this Agreement without further compensation to A-55. The parties shall cooperate with each other in connection with the filing of any patent applications relating to any such modifications, variations or improvements.

           9.4 Intellectual Property Protection. A-55 and Grantee agree to diligently seek patent protection for all inventions, modifications and improvements to the A-55 Technology in the Territory at Grantee's expense. A-55 may, at its own option, apply for patent protection which is not pursued by Grantee, in which case the cost thereof shall be borne solely by A-55 and all benefits therefrom shall be solely owned by A-55 and not subject to the terms of this license; provided, however, that Grantee may, within three
           (3) month of the issuance of a patent to



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           A-55, give A-55 notice of its election to take rights under such patent by paying all costs and expenses of A-55, together with interest thereon at one percent (1%) over the prime rate charged by Citibank New York from time to time. Any annual fees with respect to maintenance of patents or trademarks within the Territory shall be paid by Grantee or, at the option of A-55, paid by A-55 and reimbursed upon invoice.

           10.       INFRINGEMENT.

           10.1 Notification of Infringement. Grantee and A-55 shall each notify the other promptly in writing of any known infringement of the A-55 Patent, unauthorized use of any confidential know-how licensed hereunder, or any infringement or unfair competition relating to a trademark licensed hereunder, which either party learns of during the term of this Agreement.

           10.2 Litigation by A-55. A-55 shall have no obligation to sue any such infringers or competitors, but shall have the right to do so at its own expense and the right to join Grantee and obtain Grantee's full cooperation, if necessary, at no legal expense to Grantee. If A-55 brings suit against an infringer or competitor, A-55 shall have the sole right to control such lawsuit and to settle the same on terms and conditions approved by A-55. All monetary and other recoveries resulting from such a lawsuit or any settlement thereof shall belong to A-55. A-55 shall not be required to have pending more than one (1) suit for infringement of any patent licensed under this Agreement.

           10.3 Litigation by Grantee. If, after notice of any infringement of the A-55 Patent or any other patent licensed hereunder, unauthorized use of any confidential know-how licensed hereunder, or infringement or unfair competition relating to a trademark licensed hereunder, A-55 (a) is unable to bring any such infringement or unfair competition to a halt, or (b) fails to file and commence diligent prosecution of a suit against such third party for patent infringement or unfair competition, within six (6) months after A-55 learns thereof, then Grantee may take any action it deems necessary to stop the infringement or unfair competition, joining A-55 therein if necessary but at no expense to A-55. Any recoveries made upon any such suit shall belong solely to Grantee except for any award made by the court in favor of A-55 (provided that from such award A-55 shall pay to the Grantee its reasonable legal expenses not recovered from the other party or parties to the suit).



CONFIDENTIAL                      Page 14 of 22

           10.4 Actions by Third Parties. If during the term of this Agreement one (1) or more third parties file suit in the Territory against Grantee or any of its purchasers for patent infringement due to Grantee's or any purchaser's manufacture, marketing, use, export or sale of A-55 Products in the best modes contemplated by A-55 or in modes approved by A-55, Grantee shall notify A-55 of such suit and tender defense thereof to A-55. If A-55 refuses the defense of same, Grantee may at its option elect to defend said suit. A-55 shall indemnify and hold Grantee harmless from damages assessed against Grantee in an third party infringement suit, but said indemnification shall be limited to an amount equal to the payments made to A-55 by Grantee under the terms of this Agreement.

           10.5 Conduct of Defense. In the event that an action described in subparagraph 10.4 is commenced against Grantee in any jurisdiction, A-55 hereby authorizes Grantee to join A-55 in said action as either an additional original defendant or third party defendant.

           10.6 Declaratory Judgment. Grantee may elect to file a declaratory judgment action against any third party referred to in subparagraph 10.4, in which event it will notify A-55 of its intention and tender the filing of any such suit to A-55. If A-55 refuses to institute such declaratory judgment action against a third party, Grantee shall have the option to institute such action. Further, A-55 hereby authorizes Grantee to join A-55 as a plaintiff in any such declaratory action.

           11.       CONSULTATION SERVICES

           11.1 Consultation Services. As mutually agreed upon in advance, A-55 shall provide to Grantee such qualified technical personnel to assist Grantee in the exercise of the rights granted pursuant to this License Agreement. Grantee shall pay for the cost of such assistance, including all necessary travel, food, lodging and other expenses, and the pro rata pay (plus 20%) of the persons rendering such technical assistance. If travel is required, technical personnel shall fly coach, management personnel shall fly business class, and the President or Chairman shall fly first class.

           11.2 Manner of Payment. As mutually agreed upon in paragraph 11.1, upon a request from Grantee of technical assistance from A-55 pursuant to this paragraph, A-55 shall prepare and render to Grantee an estimate of the cost thereof, together with an approximate time frame within which such assistance may be rendered. Grantee shall, upon receipt and review of the same, forward the



CONFIDENTIAL                      Page 15 of 22
           amount to A-55 whereupon such assistance shall be rendered within the agreed upon time. Any differences in the estimated and actual expenses shall be accounted for and paid or refunded upon termination of such services.

           12.       TERMINATION AND CONSEQUENCES OF DEFAULT

           12.1      Termination or Invalidity.

                      12.1.1     This Agreement shall terminate in twenty-five
                      (25) years, or upon the expiration of the last A-55 Patent to expire, whichever is later, in which event Grantee shall be entitled to continue to exploit the rights granted under this Agreement without the payment of any additional royalties to A-55.

                      12.1.2     Upon a judgment of invalidity or
                      unenforceability of the A-55 Patent, Grantee shall be entitled to continue to exploit the rights granted under this Agreement by payment of the royalties specified in paragraph 3 if Grantee continues to practice A-55 Know-how; provided such payments shall be payable by Grantee until twenty-five (25) years after the effective date of this Agreement and Grantee shall then be entitled to exploit the rights granted under this Agreement without payment of any royalties to A-55.

           12.2 Consequences of Default by Grantee. In the event of a default by Grantee which is not cured in a timely manner as provided herein:

                      12.2.1 A-55 may, by written notice, terminate this License.

                      12.2.2 At its option, A-55 may, in its unfettered discretion, elect to continue this license but convert it to a non-exclusive license, as to any third party or entity, within the Territory.

                      12.2.3 All unpaid sums due A-55 under paragraph 3.1 herein to and including the effective date of any such default shall be due and payable within thirty (30) days thereafter.

           12.3 Consequences of Default by A-55: In the event of a default by A-55 Grantee shall be entitled to exploit the rights granted under the terms of this Agreement and shall pay all royalties which accrue hereunder to an independent trust account until such default is resolved or cured,



CONFIDENTIAL                      Page 16 of 22
           whereupon the funds so held shall be dispersed in accordance with such resolution.

           12.4       General Consequences

                      12.4.1 Termination pursuant to subparagraph 12.1 or the consequences of default as specified in subparagraphs
                      12.2 or 12.3 shall not relieve either party of any obligations due to the other under the terms of this Agreement to and including the date of termination or the effective date of any such default.

                      12.4.2 In no event will default operate to release Grantee or A-55 from any damages, costs and expenses that may be due as a result of such default.

                      12.4.3 Either of the parties hereto shall have the right to give public notice of any termination or default in such manner and at such times and places as it may deem advisable.

           12.5 Delivery of A-55 Technology In the event of termination of this License for whatever reason, Grantee shall at the request of A-55, deliver to A-55 all papers, drawings and other documents samples and models relating to any matters that are the subject of this Agreement, shall execute such documents as are reasonably requested by A-55 and shall cease to exploit the rights granted under the terms of this Agreement. Without limiting the activities that shall cease upon such termination, Grantee shall remove all trademark designation from A-55 Products; transfer any trademarks to A-55 which it has acquired, change its name to delete reference to A-55; and transfer to A-55 any related business names which it has used in the practice of the A-55 Technology.

           13.       EVENTS OF DEFAULT, NOTICE OF DEFAULT, AND CURING
                     THEREOF

           13.1 Events of Default. A default shall occur hereunder if any one of the Following events shall occur:

                     13.1.1 Grantee falls to pay any sum due hereunder and such failure continues for thirty (30) days; or

                     13.1.2 Grantee fails to purchase the minimum monthly quantity of A-55 Additive as set forth in subparagraph 2.7.1.



CONFIDENTIAL                      Page 17 of 22

                     13.1.3 Grantee fails to materially implement the business plan or the financial plan approved by A-55 or fails to exercise reasonable efforts to commercialize the A-55 Technology; or

                     13.1.4 A party fails to perform or comply with any term hereof which materially affects this Agreement; or

                     13.1.5 Without the prior written approval of A-55 first had and obtained, there is a change in control of the Grantee; or

                     13.1.6 Without the prior written approval of A-55 first had and obtained, by virtue of any issue of shares, capital reduction or any means whatsoever, A-55's shareholding (representing voting shares or entitlement to equity) in Grantee falls below 30%; or

                     13.1.7 A party files a voluntary petition for bankruptcy or any similar relief under laws for the benefit of creditors; a party is adjudged bankrupt or a receiver is appointed by a court of competent jurisdiction, and such adjudication is not vacated within thirty (30) days; or an involuntary petition is filed for reorganization or similar relief and is not dismissed or stayed within sixty (60) days; or

                     13.1.8 Any representation or warranty made in this Agreement proves to have been incorrect in any material respect which significantly affects this Agreement; or,

                     13.1.9 Grantee defaults in the timely performance of any of its obligations under that certain Heads of Agreement between A-55 and Grantee dated December 2, 1997.

           13.2 Notice of Default. Before any default is effective herein, the party declaring the default shall provide the defaulting party with a written notice specifying the claimed default. Such notice shall provide a period of thirty (30) days from the date of the notice within which the defaulting party may cure such default.

           13.3 Failure to Cure. In the event the defaulting party fails to cure any default to the reasonable satisfaction of the other party within the thirty (30) day period described in paragraph 13.2, the default will, unless the other party specifies otherwise, become effective on the



CONFIDENTIAL                      Page 18 of 22
           last day of the thirty (30) day period, provided that if either party in good faith denies there is a breach or default (other than a breach or default for the nonpayment of money), such party may within such thirty (30) day period submit the matter to binding arbitration and in the event it is finally determined that a breach or default has occurred, such party shall have thirty (30) days from the date of determination to cure the same.

           14.       INDEMNITY AND DISCLAIMER

                     14.1 Indemnification by Grantee. Grantee shall defend, indemnify and hold A-55 L.P., its Corporate officers, mangers, and staff harmless from and against any action, claim, liability, expense (including reasonable attorneys' fees and costs) or damage (including consequential damages) to persons or property resulting from any acts or omissions of Grantee and its employees and agents in connection with the performance of this Agreement or the manufacture, use and sale of A-55 Technology hereunder.

                     14.2       Indemnification by A-55.  A-55 shall
defend, indemnify and hold Grantee harmless from and against any action, claim, liability, expense (including reasonable attorneys' fees and costs) or damage (including consequential damages) to persons or property resulting from any breach or untruth of any representation or warranty hereunder or failure to perform any covenant hereunder).


           15        GENERAL PROVISIONS.

           15.1 Notices. Any notice required to be given under this Agreement shall be in writing and shall be sent by certified or registered mail, or its equivalent, postage prepaid, to each party at the address below or at such other address of which one party shall notify the other in the same manner:

           To A-55:       A-55, L.P.
                          5270 Neil Road
                          Reno, NV 89502
                          USA

           To Grantee:    Vanetik & Associates
                          8502 E. Chapman
                          Suite 604
                          Orange, CA 92869
                          USA

           15.2 Governing Law. This Agreement shall be governed by the law of Nevada for performance in the Territory.



CONFIDENTIAL                      Page 19 of 22

           15.3 Arbitration. All disputes, differences, or questions between the parties concerning the construction, interpretation, and effect of this Agreement or of any clause herein contained or the rights and liabilities of the parties, shall be settled by arbitration in accordance with the Rules of Arbitration of the American Arbitration Association by arbitrators appointed in accordance with such rules; provided that either party shall have the right to appeal the result of any such arbitration; and provided further that arbitration under this subparagraph shall not apply to disputes, differences or questions between the parties concerning violations of United States Anti-Trust laws or regarding the validity of the A-55 Patent or regarding the confidentiality of any know-how licensed hereunder. Unless the parties otherwise agree, the site for arbitration shall be Reno, Nevada.

           15.4 No Affiliations. Nothing in this Agreement shall be construed to create between the parties a partnership, association, joint venture, or agency.

           15.5 Prior Agreements; Amendments. This Agreement cancels and supersedes all prior oral or written representations, agreements and understandings between the parties with respect to the subject matter hereof, and embodies all of the understandings and obligations between the parties with respect to the subject matter hereof. This Agreement may be modified and amended at any time, including the addition of new or deletion of existing know-how and technology pertinent to the rights transferred under this Agreement, provided that no agreement or modification or extension of this Agreement shall be binding upon any of the parties hereto unless made in writing and signed by both parties.

           15.6 Waivers. Failure of either party to require strict performance of any term of this Agreement shall not affect that party's right to fully enforce the same, nor shall any waiver of a default be construed to be a waiver of any succeeding default.

           15.7 Provisions Severable. If any term or provision of this Agreement shall be held or adjudged illegal, invalid, or unenforceable by any court having jurisdiction, such shall not affect the validity of any other term or provision hereof, and any such illegal, invalid, or unenforceable term or provision shall be deemed to be severable and shall be deleted from this Agreement. A-55 agrees to send Grantee notice within thirty (30) days after the date any term or provision of this Agreement is adjudged illegal, invalid or unenforceable.



CONFIDENTIAL                      Page 20 of 22

           15.8 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and signs to the extent this Agreement is assignable by its terms.

           15.9 Authority to Contract; Counterparts. Each of the parties covenants that this Agreement is executed under authority duly granted by its board of directors. The Agreement has been signed in two (2) counterparts, one for each party, each of which shall be deemed to be an original.

           15.10 Costs of Litigation. In the event of any dispute arising as the result of the breach or alleged breach of any term of this Agreement, if such dispute is taken by either party to arbitration or to any court, the successful party in any such arbitration or court action shall be entitled, in addition to any damages suffered, to receive its actual costs of arbitration or suit including, without limiting the generality of the foregoing, attorneys' fees, experts' fees, the cost of exhibits and the preparation thereof, and all other costs reasonably incident to such arbitration or court action.

           15.11 Injunction. The parties hereto acknowledge that the damages for any breach of this Agreement by either party relating to any matter other than the payment of money would be incapable of precise determination and would cause the nondefaulting party irreparable harm. Accordingly, each party accepts the other party's right to obtain an injunction to prevent any further breach of the Agreement should the nondefaulting party deem it necessary to do so.

           15.12 No Assignment. Grantee shall have no right to assign or otherwise transfer this License or any of the rights granted to or obligations imposed upon Grantee without the express prior written consent of A-55. A-55 may transfer this License or any of the rights granted hereunder to it without the prior consent of Grantee; provided, however that A-55 shall not be relieved of any obligations hereunder unless such transfer is consented to in writing by Grantee.


15.13 Headings. Caption headings are for convenience of reference only.



CONFIDENTIAL                      Page 21 of 22

In witness whereof, the parties have signed this Agreement as of the date appearing above their respective signatures.


DATED: June 22, 1998.                   DATED: 6/22, 1998.
       ------------------------------          ---------------------------------

A-55, L.P., a Nevada limited            Vanetik & Associates
partnership


By RWG, Inc., a Nevada                  By /s/
corporation                                -------------------------------------
                                           President, Vanetik &
                                           Associates
By /s/ Rudolf W. Gunnerman
   ----------------------------------
   Rudolf W. Gunnerman,
   Chairman, A-55 LP







CONFIDENTIAL                      Page 22 of 22